                                                                    Exhibit 99.1

                  Dauphin Deposit Corporation and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994

                                                      (DOLLARS IN THOUSANDS)
                                                         1995         1994
                                                      -----------  -----------
ASSETS
Cash and due from banks.............................. $   218,785  $   202,911
                                                      -----------  -----------
Short-term investments
  Interest bearing deposits..........................       8,523        3,738
  Federal funds sold and securities purchased under
   agreements to resell..............................       3,050       11,302
                                                      -----------  -----------
    Total short-term investments.....................      11,573       15,040
                                                      -----------  -----------
Investment securities available-for-sale, at fair
 value...............................................   1,860,869    1,783,803
Assets held for sale, primarily mortgage loans.......      87,782       46,222
Loans (net of unearned income).......................   2,981,338    2,861,133
Allowance for loan losses............................     (41,737)     (40,216)
                                                      -----------  -----------
    Total net loans..................................   2,939,601    2,820,917
                                                      -----------  -----------
Premises and equipment...............................      71,562       67,088
Other assets.........................................     107,177      134,371
                                                      -----------  -----------
    Total assets.....................................  $5,297,349   $5,070,352
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing............................... $   518,004  $   464,919
  Interest bearing...................................   3,431,532    3,049,965
                                                      -----------  -----------
    Total deposits...................................   3,949,536    3,514,884
Short-term borrowings................................     678,161      940,777
Long-term debt.......................................      40,599       91,954
Accrued expenses and taxes...........................      82,450       56,088
                                                      -----------  -----------
    Total liabilities................................   4,750,746    4,603,703
                                                      -----------  -----------
Stockholders' equity
  Preferred stock, $25 par value; 10,000,000 shares
   authorized but unissued
   Common stock, $5 par value; 200,000,000 shares
   authorized, 32,641,614 issued of which 2,013,771
   and 1,696,447 shares are held as treasury stock,
   respectively......................................     163,208      163,208
  Additional paid-in capital.........................      11,103       11,770
  Retained earnings..................................     408,274      373,921
  Unrealized gains (losses) on securities available-
   for-sale, net of deferred taxes...................      13,650      (41,036)
                                                      -----------  -----------
                                                          596,235      507,863
  Less: Treasury stock--at cost......................     (49,632)     (41,214)
                                                      -----------  -----------
    Total stockholders' equity.......................     546,603      466,649
                                                      -----------  -----------
    Total liabilities and stockholders' equity.......  $5,297,349   $5,070,352
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                  Dauphin Deposit Corporation and Subsidiaries
                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1995, 1994 and 1993

                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   1995               1994            1993
                              ---------------    --------------- ---------------
Interest income
  Interest and fees on loans
   and leases...............         $245,440           $207,648        $192,042
  Interest and dividends on
   investment securities
    Taxable.................           93,498             96,797         107,195
    Exempt from federal
     income taxes...........           17,997             23,602          23,373
  Interest on deposits......              365                337             218
  Interest on assets held
   for sale.................            5,589              2,120           1,829
  Interest on federal funds
   sold and other short-term
   investments..............              755                603             388
                              ---------------    --------------- ---------------
    Total interest income...          363,644            331,107         325,045
                              ---------------    --------------- ---------------
Interest expense
  Interest on deposits
    Savings deposits........           32,218             36,675          42,836
    Time deposits...........           87,949             62,072          65,536
    Time deposits in
     denominations of
     $100,000 or more.......           27,335             15,140          14,226
                              ---------------    --------------- ---------------
                                      147,502            113,887         122,598
  Interest on short-term
   borrowings...............           35,880             32,056          19,436
  Interest on long-term
   debt.....................            4,549              6,698           6,738
                              ---------------    --------------- ---------------
    Total interest expense..          187,931            152,641         148,772
                              ---------------    --------------- ---------------
    Net interest income.....          175,713            178,466         176,273
Provision for loan losses...            5,608              7,494          10,141
                              ---------------    --------------- ---------------
    Net interest income
     after provision for
     loan losses............          170,105            170,972         166,132
                              ---------------    --------------- ---------------
Non-interest income
  Fiduciary activities......           16,807             16,363          15,237
  Service charges on deposit
   accounts.................           11,019             11,598          12,626
  Other service charges and
   fees.....................           12,554             11,272           9,138
  Broker/dealer commissions
   and fees.................            6,034              7,783          10,634
  Mortgage banking..........           18,730              7,462           2,331
  Securities gains, net.....            2,261              3,304           3,226
  Other.....................            4,384              3,165           6,859
                              ---------------    --------------- ---------------
    Total non-interest
     income.................           71,789             60,947          60,051
                              ---------------    --------------- ---------------
Non-interest expense
  Salaries and employee
   benefits.................           81,268             72,556          68,569
  Net occupancy expense.....            9,396              8,990           8,472
  Furniture and equipment
   expense..................           11,075              9,567           9,219
  Deposit insurance.........            4,095              7,909           8,103
  Other.....................           47,285             40,096          41,918
                              ---------------    --------------- ---------------
    Total non-interest
     expense................          153,119            139,118         136,281
                              ---------------    --------------- ---------------
Income before income taxes..           88,775             92,801          89,902
Provision for income taxes..           23,210             22,762          21,985
                              ---------------    --------------- ---------------
Net income..................         $ 65,565           $ 70,039        $ 67,917
                              ===============    =============== ===============
Net income per share........         $   2.12           $   2.18        $   2.08
Cash dividends declared per
 share......................        $   1.01 1/2        $    .94        $    .83
Weighted average number of
 shares outstanding.........       30,966,258         32,169,734      32,636,150

          See accompanying notes to consolidated financial statements.

                  Dauphin Deposit Corporation and Subsidiaries
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1995, 1994 and 1993

                                                             (DOLLARS IN THOUSANDS)
                                                                                           NET UNREALIZED
                             COMMON STOCK     ADDITIONAL             TREASURY STOCK        GAIN (LOSS) ON       TOTAL
                          -------------------  PAID-IN   RETAINED  --------------------      SECURITIES     STOCKHOLDERS'
                            SHARES    AMOUNT   CAPITAL   EARNINGS    SHARES     AMOUNT   AVAILABLE-FOR-SALE    EQUITY
                          ---------- -------- ---------- --------  ----------  --------  ------------------ -------------
BALANCE, DECEMBER 31,
 1992...................  32,623,869 $163,119  $10,620   $292,193    (267,310) $ (3,821)      $               $462,111
Net income..............                                   67,917                                               67,917
Cash dividends declared
 By Dauphin.............                                  (24,802)                                             (24,802)
 By pooled bank prior to
  acquisition...........                                   (1,534)                                              (1,534)
Sale of treasury stock
 to Employee Stock
 Purchase Plan..........                           314                 76,579     1,122                          1,436
Sale of treasury stock
 under the Stock Option
 Plan of 1986...........                            (4)                53,418       536                            532
Debentures converted to
 common stock...........      17,745       89      203                  3,113        43                            335
Tax benefit of stock
 option transactions....                            80                                                              80
                          ---------- --------  -------   --------  ----------  --------       -------         --------
BALANCE, DECEMBER 31,
 1993...................  32,641,614  163,208   11,213    333,774    (134,200)   (2,120)                       506,075
Cumulative effect of
 adoption of SFAS 115,
 net of taxes...........                                                                       42,080           42,080
Net income..............                                   70,039                                               70,039
Cash dividends
 declared...............                                  (29,892)                                             (29,892)
Acquisition of treasury
 stock..................                                           (1,744,500)  (42,413)                       (42,413)
Sale of treasury stock
 to Employee Stock
 Purchase Plan..........                           419                 70,340     1,068                          1,487
Sale of treasury stock
 under the Stock Option
 Plan of 1986...........                           (21)                24,409       317                            296
Sale of treasury stock
 under the Dividend
 Reinvestment and Stock
 Purchase Plan..........                           (26)                60,606     1,539                          1,513
Debentures converted to
 common stock...........                            37                 26,898       395                            432
Change in net unrealized
 gain (loss) on
 investments available-
 for-sale, net of
 taxes..................                                                                      (83,116)         (83,116)
Tax benefit of stock
 option transactions....                           148                                                             148
                          ---------- --------  -------   --------  ----------  --------       -------         --------
BALANCE, DECEMBER 31,
 1994...................  32,641,614  163,208   11,770    373,921  (1,696,447)  (41,214)      (41,036)         466,649
Net income..............                                   65,565                                               65,565
Cash dividends
 declared...............                                  (31,212)                                             (31,212)
Acquisition of treasury
 stock..................                                             (630,000)  (16,063)                       (16,063)
Sale of treasury stock
 to Employee Stock
 Purchase Plan..........                          (239)                68,429     1,664                          1,425
Sale of treasury stock
 under the Stock Option
 Plan of 1986...........                          (998)               101,742     2,476                          1,478
Sale of treasury stock
 under the Dividend
 Reinvestment and Stock
 Purchase Plan..........                           115                126,446     3,110                          3,225
Debentures converted to
 common stock...........                          (137)                16,059       395                            258
Change in net unrealized
 gain (loss) on
 investments available-
 for-sale, net of
 taxes..................                                                                       54,686           54,686
Tax benefit of stock
 option transactions....                           386                                                             386
Impact of Performance
 Share Agreements.......                           206                                                             206
                          ---------- --------  -------   --------  ----------  --------       -------         --------
BALANCE, DECEMBER 31,
 1995...................  32,641,614 $163,208  $11,103   $408,274  (2,013,771) $(49,632)      $13,650         $546,603
                          ========== ========  =======   ========  ==========  ========       =======         ========

          See accompanying notes to consolidated financial statements.

                  Dauphin Deposit Corporation and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1995, 1994 and 1993

                                                      (IN THOUSANDS)
                                                 1995       1994       1993
                                               ---------  ---------  ---------
Operating activities
  Net income.................................. $  65,565  $  70,039  $  67,917
  Adjustments:
    Provision for loan losses.................     5,608      7,494     10,141
    Provision for depreciation, amortization
     and accretion............................     6,564      9,441     11,050
    Amortization of goodwill..................     1,705      1,335        938
    Deferred income taxes.....................     4,133      3,994       (813)
    Securities gains, net.....................    (2,261)    (3,304)    (3,226)
    (Increase) decrease in interest
     receivable...............................     1,325     (2,222)     4,023
    Increase (decrease) in accrued expenses
     and taxes................................    19,013     (3,064)     1,612
    Capitalized interest on deposits..........    65,534     44,108     45,770
    Amortization of mortgage servicing
     rights...................................     3,047      1,091        629
    Gain on sale of mortgages and loans held
     for sale.................................    (5,961)    (1,473)    (1,325)
    Sale of mortgage loans held for sale......   741,618    247,445    107,746
    Loans originated for sale.................  (751,403)  (224,445)  (114,054)
    Purchase of mortgage loans held for sale..   (22,645)   (22,995)
    Other, net................................   (13,918)   (14,339)   (21,656)
                                               ---------  ---------  ---------
      Net cash provided by operating
       activities.............................   117,924    113,105    108,752
                                               ---------  ---------  ---------
Investing activities
  Proceeds from sales of investment
   securities.................................   252,613    201,395     48,978
  Proceeds from maturities of investment
   securities.................................   356,977    480,030    733,822
  Purchases of investment securities..........  (526,811)  (481,357)  (758,783)
  Net (increase) decrease in assets held for
   sale, other than loans held for sale.......    (3,169)      (299)       732
  Net increase in loans.......................  (231,067)  (330,366)  (165,771)
  Sale of residential mortgage and other
   consumer loans.............................    39,507     52,544      4,876
  Net purchases of premises and equipment.....   (12,139)    (8,268)    (2,646)
  Net proceeds from sale of subsidiary,
   Farmers Savings Bank, FSB..................                  797
  Purchase of Eastern Mortgage Services,
   Inc........................................              (21,038)
                                               ---------  ---------  ---------
      Net cash used by investing activities...  (124,089)  (106,562)  (138,792)
                                               ---------  ---------  ---------
Financing activities
  Net increase (decrease) in deposit
   accounts...................................   369,118   (104,518)  (149,755)
  Net increase (decrease) in short-term
   borrowings.................................  (262,616)   224,869     72,060
  Net decrease in long-term debt..............   (51,097)      (122)       (74)
  Issuance of common stock and treasury
   stock......................................     6,083      3,281      1,968
  Acquisition of treasury stock...............   (16,063)   (42,413)
  Cash dividends paid.........................   (30,836)   (29,024)   (25,406)
                                               ---------  ---------  ---------
      Net cash provided (used) by financing
       activities.............................    14,589     52,073   (101,207)
                                               ---------  ---------  ---------
      Increase (decrease) in cash and cash
       equivalents............................     8,424     58,616   (131,247)
Cash and cash equivalents at beginning of
 period.......................................   210,911    152,295    283,542
                                               ---------  ---------  ---------
Cash and cash equivalents at end of period.... $ 219,335  $ 210,911  $ 152,295
                                               =========  =========  =========
Total interest paid........................... $ 116,944  $ 109,419  $ 107,225
Total income taxes paid.......................    12,715     20,495     24,061
Schedule of non-cash investing and financing
 activities:
  Loans charged off...........................     8,176      9,400     10,521
  Net loan transfers to other real estate
   owned......................................     2,508      4,563      1,574
  Conversion of convertible subordinated
   debentures.................................       258        432        335
  Securitization of mortgage loans............    77,085

          See accompanying notes to consolidated financial statements.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The following is a description of the more significant accounting policies of Dauphin Deposit Corporation and subsidiaries.

BUSINESS

  Dauphin Deposit Corporation (Dauphin) is a bank holding company, incorporated under the laws of the Commonwealth of Pennsylvania in 1974. Dauphin's wholly-owned bank subsidiary is Dauphin Deposit Bank and Trust Company (the Bank), through which Dauphin provides banking services. The Bank is engaged in the commercial and retail banking and trust business. The Bank's mortgage banking subsidiary, Eastern Mortgage Services, Inc. (Eastern Mortgage) is a full service mortgage banking company which originates, services and sells first and second residential mortgage loans of varying types primarily to the eastern Pennsylvania and New Jersey mortgage markets. Dauphin's wholly-owned subsidiary Hopper Soliday & Co., Inc. (Hopper Soliday) is a Delaware corporation which engages in municipal finance, institutional sales, financial advisory and other general securities businesses permitted for bank holding companies and their non-bank subsidiaries.

BASIS OF FINANCIAL STATEMENT PRESENTATION

  The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. The material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Dauphin and subsidiaries, including its principal subsidiary, the Bank, which includes the Bank of Pennsylvania, Farmers Bank and Valleybank Divisions. All material intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES

  Dauphin adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. Under SFAS 115 investments are classified in one of three categories and accounted for as follows: 1) debt securities that a company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost; 2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and 3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Management has determined that the entire investment securities portfolio will be classified as available-for-sale.

  Premiums and discounts are amortized and accreted over the term of the related securities using a method that approximates the interest method. Realized gains or losses on the sale of investment securities (determined by the specific identification method) are shown separately in the statements of income. A decline in the fair

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993
value of any investment below cost that is deemed other than temporary results in a reduction of the carrying amount to fair value through a charge to income. Dividend and interest income are recognized when earned.

ASSETS HELD FOR SALE

  Assets held for sale consist of the securities inventory of Hopper Soliday and mortages held for sale, primarily the inventory of Eastern Mortgage. The securities inventory is recorded at current quoted market value. The mortgages held for sale are carried at the lower of aggregate cost or estimated market value with unrealized losses recognized through a provision included in other income. Gains and losses on the sale of mortgages held for sale are determined using the specific identification method.

LOANS

  Loans are carried at the principal amount outstanding, net of unearned income. Interest income is accounted for on an accrual basis. Interest income is not accrued when, in the opinion of management, its collectibility is doubtful. When a loan is designated as non-accrual, any accrued interest receivable is generally charged against current earnings. Non-accruing loans are returned to accruing status after at least six consecutive months of current performance. Lease income is recorded using the finance method which provides for a level rate of return on the investment outstanding.

  Loan fees and costs of loan origination are deferred and recognized over the life of the loan as a component of interest income. The amortization of deferred fees and costs is discontinued on non-accrual loans.

ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is a valuation reserve to absorb losses on loans which may become uncollectible. The provision for loan losses is management's estimate of the amount required to establish a reserve adequate to reflect risks in the loan portfolio of the Bank. Loan losses are charged directly against the allowance for loan losses, and recoveries on previously charged off loans are added to the allowance.

  Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

  Dauphin adopted the provisions of Statement of Financial Accounting Standard No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" on January 1, 1995. Generally, all non-accrual loans are deemed to be impaired. In addition, management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that Dauphin will be unable to collect all amounts due according to the contractual terms of the loan agreement. In evaluating whether a loan is impaired, management considers not only the amount that Dauphin expects to collect but also the timing of collection. Generally, if a delay in payment is insignificant (e.g. less than 90 days), a loan is not deemed to be impaired.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the loan's market price or fair value of the collateral if the loan is collateral dependent. The majority of loans deemed to be impaired by management are collateral dependent. Loans are evaluated individually for impairment. Dauphin excludes smaller balance, homogeneous loans (e.g. primarily consumer and residential mortgages) from the evaluation for impairment. Impairment losses are included in the allowance loan losses. Impaired loans are charged-off when management believes that the ultimate collectibility of a loan is not likely.

  Income for impaired loans that are on non-accrual status is recognized using the cash basis, while interest on impaired loans that are still accruing is recognized using the accrual method.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost, including capitalized interest during construction, less accumulated depreciation and amortization. Premises and equipment under capitalized leases are recorded at the lower of the present value of minimum lease payments or the fair value of the leased assets determined at the inception of the lease term. Depreciation charged to operating expense, including amounts applicable to capitalized leases, is computed on the straight-line method for financial reporting and the straight-line and accelerated methods for income tax purposes. Leasehold improvements are capitalized and amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. Maintenance, repairs and minor improvements are charged to expense as incurred; significant renewals and betterments are capitalized.

OTHER ASSETS

  Goodwill is the excess of the purchase price over the fair value of net assets of entities acquired through business combinations that are recorded using the purchase method of accounting. Included in other assets is $15.5 million of goodwill at December 31, 1995 and 1994. Goodwill is being amortized using the straight-line method over periods not exceeding 15 years.

  Excess servicing fees are computed as the present value of the difference between the estimated future net revenues and normal servicing revenues as established by the federally sponsored secondary market makers. Upon the sale of mortgage loans, excess servicing fees are deferred and amortized over the estimated life of the related mortgages.

  Effective January 1, 1995, Dauphin adopted the provisions of Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65". SFAS 122 amended Statement 65 to require an institution to recognize as separate assets the rights to service mortgage loans for others when a mortgage loan is sold or securitized and servicing rights retained. When capitalizing mortgage servicing rights, Dauphin allocates the total cost of the mortgage loans (the recorded investment in the mortgage loans including net deferred fees or costs and any purchase premium or discount) to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Such fair value is primarily based on observable market prices. Mortgage servicing rights (including purchased mortgage servicing) are amortized in proportion to, and over the period of, estimated net servicing revenue based on management's best estimate of remaining loan lives.

  Dauphin measures the impairment of servicing rights based on the difference between the carrying amount of the servicing rights and their current fair value. Impairment of servicing rights is recognized through a

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

valuation allowance. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, Dauphin stratifies those rights based on the predominant risk characteristics of the underlying loans. Dauphin primarily stratifies mortgage servicing rights by loan type (e.g. conventional or government guaranteed and adjustable-rate or fixed-rate mortgage loans). Valuation techniques for measuring fair value incorporate assumptions that market participants use in estimating future servicing income and expense, including assumptions about prepayment, default and interest rates.

DERIVATIVES

  Dauphin's mortgage subsidiary, Eastern Mortgage, has limited involvement with derivative financial instruments and does not use them for trading purposes. Derivatives are primarily used to manage well-defined interest rate risks, as described in Note 16.

TRUST ASSETS

  Assets held by the Bank in a fiduciary or agency capacity are not included in the consolidated financial statements since such assets are not assets of the Bank. Income from fiduciary activities is recorded on an accrual basis.

BENEFIT PLANS

  Pension plan costs for Dauphin's defined benefit plans are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 87 "Employers' Accounting for Pensions". The projected unit credit method is utilized for measuring net periodic pension cost over the employees' service lives.

  Dauphin's cost of retiree health care and other postretirement benefits are accounted for in accordance with the provisions of Statement of Financial Acccounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

  Dauphin provides benefits to former or inactive employees after employment but before retirement. These costs are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".

INCOME TAXES

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE

  Net income per share is computed based upon the weighted average number of common shares outstanding and dilutive common equivalent shares from stock options and performance shares using the

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

treasury stock method. The difference between primary and fully diluted earnings per share is not significant in any year.

STATEMENT OF CASH FLOWS

  For purposes of the statement of cash flows, Dauphin considers cash and due from banks and overnight federal funds sold to be cash and cash equivalents.

RECLASSIFICATIONS

  Certain reclassifications have been made to prior year amounts to conform with current year classifications.

2--ACQUISITIONS

  On July 1, 1994, Dauphin acquired Eastern Mortgage, a mortgage banking company headquartered in Trevose, Pennsylvania, for approximately $21.0 million in cash pursuant to a definitive agreement signed in May 1994. The acquisition was accounted for using the purchase method of accounting. Therefore, the results of operations of Eastern Mortgage from the date of acquisition are included with the results of Dauphin. The excess of the purchase price over the fair value of the net identifiable assets acquired of $12.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 15 years.

3--RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS AND INVESTMENT SECURITIES

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these required reserve balances at December 31, 1995 and 1994 was approximately $80,353,000 and $78,522,000, respectively.

  The Bank is required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock of $14,987,200 which is included with equity securities.

4--INVESTMENT SECURITIES

  The amortized cost and fair value of investment securities are as follows:

                                                  (IN THOUSANDS)
                                                 DECEMBER 31, 1995
                                    -------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                       COST      GAINS      LOSSES     VALUE
                                    ---------- ---------- ---------- ----------
U.S. Treasury securities and other
 U.S. government agencies and
 corporations.....................  $  804,086  $ 6,413    $  (136)  $  810,363
Obligations of states and
 political subdivisions...........     287,697   15,639       (634)     302,702
Debt securities issued by foreign
 governments......................         800                              800
Corporate securities..............      22,736      351                  23,087
Mortgage-backed securities........     705,279    7,215     (7,882)     704,612
                                    ----------  -------    -------   ----------
  Total debt securities...........   1,820,598   29,618     (8,652)   1,841,564
Equity securities.................      19,272       33                  19,305
                                    ----------  -------    -------   ----------
  Total investment securities.....  $1,839,870  $29,651    $(8,652)  $1,860,869
                                    ==========  =======    =======   ==========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

                                                  (IN THOUSANDS)
                                                 DECEMBER 31, 1994
                                    -------------------------------------------
                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                       COST      GAINS      LOSSES     VALUE
                                    ---------- ---------- ---------- ----------
U.S. Treasury securities and other
 U.S. government agencies and
 corporations.....................  $  687,005  $   642    $(22,127) $  665,520
Obligations of states and
 political subdivisions...........     369,061    9,351     (11,700)    366,712
Debt securities issued by foreign
 governments......................         900                   (4)        896
Corporate securities..............      79,032       79        (828)     78,283
Mortgage-backed securities........     698,035    1,098     (39,640)    659,493
                                    ----------  -------    --------  ----------
  Total debt securities...........   1,834,033   11,170     (74,299)  1,770,904
Equity securities.................      12,903                   (4)     12,899
                                    ----------  -------    --------  ----------
  Total investment securities.....  $1,846,936  $11,170    $(74,303) $1,783,803
                                    ==========  =======    ========  ==========

  The amortized cost and fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             (IN THOUSANDS)
                                                            DECEMBER 31, 1995
                                                          ---------------------
                                                          AMORTIZED     FAIR
                                                             COST      VALUE
                                                          ---------- ----------
     Due in one year or less............................. $  274,681 $  276,502
     Due after one year through five years...............    526,872    535,459
     Due after five years through ten years..............    177,963    183,991
     Due after ten years.................................    135,803    141,000
                                                          ---------- ----------
                                                           1,115,319  1,136,952
     Mortgage-backed securities..........................    705,279    704,612
                                                          ---------- ----------
       Total debt securities............................. $1,820,598 $1,841,564
                                                          ========== ==========

  Gains and losses from sales of investment securities are as follows:

                                                          (IN THOUSANDS)
                                                       1995     1994     1993
                                                      -------  -------  ------
   Debt securities
     Gross gains..................................... $ 3,496  $ 3,366  $1,540
     Gross losses....................................  (1,235)  (1,007)     (6)
                                                      -------  -------  ------
       Total debt securities.........................   2,261    2,359   1,534
   Equity securities, net............................              945   1,692
                                                      -------  -------  ------
       Total securities gains........................ $ 2,261  $ 3,304  $3,226
                                                      =======  =======  ======

  Proceeds from sales of investment securities are as follows:

                                                            (IN THOUSANDS)
                                                         1995     1994    1993
                                                       -------- -------- -------
   Debt securities.................................... $252,613 $199,083 $43,742
   Equity securities..................................             2,312   5,236
                                                       -------- -------- -------
     Total proceeds................................... $252,613 $201,395 $48,978
                                                       ======== ======== =======

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  Securities with a carrying value of $1,053,541,000 at December 31, 1995 and $816,290,000 at December 31, 1994 are pledged to secure public deposits and for other purposes as provided by law.

5--LOANS

  The loan portfolio, net of unearned income, at December 31, 1995 and 1994 is as follows:

                                                            (IN THOUSANDS)
                                                            1995        1994
                                                         ----------  ----------
     Commercial, financial and agricultural:
       Commercial secured by real estate................ $  640,670  $  466,657
       Agricultural.....................................     36,415      34,960
       Other............................................    719,137     680,113
     Real estate, construction..........................     97,444     183,673
     Real estate, residential...........................    446,059     578,122
     Consumer:
       Home equity......................................    385,194     335,323
       Installment and credit card......................    507,425     483,889
     Lease financing....................................    150,943     101,919
     Unamortized net loan fees..........................     (1,949)     (3,523)
                                                         ----------  ----------
         Total loans.................................... $2,981,338  $2,861,133
                                                         ==========  ==========

  The Bank has granted loans to officers, directors and their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans, which excludes aggregate loans totaling less than $60,000 to any one related party, is as follows:

                                                                  (IN THOUSANDS)
     Balance--January 1, 1995....................................   $  56,032
     New loans...................................................     138,782
     Repayments..................................................    (103,176)
                                                                    ---------
     Balance--December 31, 1995..................................   $  91,638
                                                                    =========

  Included within the loan portfolio are loans on which the Bank has ceased the accrual of interest and restructured loans. Such loans amounted to $12,103,000 and $15,168,000 at December 31, 1995 and 1994, respectively. If interest income had been recorded on all such loans outstanding during the years 1995, 1994 and 1993, interest income would have been increased as shown in the following table:

                                                              (IN THOUSANDS)
                                                            1995  1994   1993
                                                            ---- ------ ------
      Interest income which would have been recorded under
       original terms...................................... $743 $1,187 $1,560
      Interest income recorded during the period...........  395    477    700
                                                            ---- ------ ------
      Net impact on interest income........................ $348 $  710 $  860
                                                            ==== ====== ======

  The Bank does not have any significant commitments to lend additional funds on non-accrual or restructured loans at December 31, 1995.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  As previously discussed in Note 1, on January 1, 1995, Dauphin adopted the provisions of Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures".

  On December 31, 1995 the balance of impaired loans was $11.7 million. Impaired loans of $8.2 million have a related allowance for loan losses of $3.8 million and the remaining impaired loans of $3.5 million have no related allowance for loan losses. The average balance of impaired loans for 1995 was $8.4 million and the interest recognized for the year was $.7 million. The interest income includes $.2 million that was recorded on the cash basis.

6--ALLOWANCE FOR LOAN LOSSES

  An analysis of the changes in the allowance for loan losses is as follows:

                                                           (IN THOUSANDS)
                                                        1995    1994     1993
                                                       ------- -------  -------
     Balance, beginning of year....................... $40,216 $39,182  $36,227
       Allowance of subsidiary sold...................            (101)
       Provision charged to operations................   5,608   7,494   10,141
       Recoveries on loans charged off................   4,089   3,041    3,335
                                                       ------- -------  -------
                                                        49,913  49,616   49,703
       Loans charged off..............................   8,176   9,400   10,521
                                                       ------- -------  -------
     Balance, end of year............................. $41,737 $40,216  $39,182
                                                       ======= =======  =======

7--PREMISES AND EQUIPMENT

  A summary of premises and equipment at December 31, 1995 and 1994 is as follows:

                                                            (IN THOUSANDS)
                                               ESTIMATED   ------------------
                                              USEFUL LIFE    1995      1994
                                             ------------- --------  --------
     Land...................................               $ 10,352  $ 10,522
     Premises............................... 5 to 40 years   75,659    72,862
     Leasehold improvements................. 2 to 40 years    2,476     2,649
     Equipment.............................. 3 to 10 years   55,753    48,530
                                                           --------  --------
                                                            144,240   134,563
     Accumulated depreciation and
      amortization..........................                (72,678)  (67,475)
                                                           --------  --------
         Total..............................               $ 71,562  $ 67,088
                                                           ========  ========

  Depreciation and amortization amounted to $7,665,000 for 1995, $6,834,000 for 1994 and $6,495,000 for 1993.

8--MORTGAGE SERVICING RIGHTS

  Mortgage loans serviced for others are not included in the consolidated balance sheet. The outstanding balance of these loans at year-end and gains on the sale of servicing during the year are presented below:

                                                      (IN THOUSASNDS)
                                               ------------------------------
                                                  1995       1994      1993
                                               ---------- ---------- --------
     Total loans serviced for others at year-
      end..................................... $1,283,435 $1,015,745 $219,572
     Gains on sale of servicing...............      1,046      1,623       26

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  As previously discussed in Note 1, effective January 1, 1995, Dauphin adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65". An analysis of the activity of excess, purchased, and originated mortgage servicing rights for the years ended December 31, 1995 and 1994 is as follows:

                                                          (IN THOUSANDS)
                                                    EXCESS  PURCHASED ORIGINATED
                                                    ------  --------- ----------
     Balance--January 1, 1994...................... $1,607   $          $
     Additions.....................................  1,434     8,547
     Amortization..................................   (588)     (503)
                                                    ------   -------    ------
     Balance--December 31, 1994....................  2,453     8,044
     Additions.....................................    546               7,169
     Amortization..................................   (911)   (1,641)     (495)
                                                    ------   -------    ------
     Balance--December 31, 1995.................... $2,088   $ 6,403    $6,674
                                                    ======   =======    ======

  The fair value of purchased and originated servicing rights was $13.7 million at December 31, 1995. As of and for the year ended December 31, 1995, there was no valuation allowance for purchased and originated servicing rights.

  The balances and activities of excess and purchased mortgage servicing rights were not significant to the consolidated balance sheets or results of operations of Dauphin during 1993.

9--TIME CERTIFICATES OF DEPOSIT

  Time certificates of deposit of $100,000 or more at December 31, 1995 and 1994 amounted to $459,074,000 and $270,777,000, respectively.

10--SHORT-TERM BORROWINGS

  Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings generally mature within one to ninety days from the transaction date.

  A summary of aggregate short-term borrowings is as follows for the years ended December 31, 1995, 1994 and 1993:

                                                    (DOLLARS IN THOUSANDS)
                                                    1995      1994      1993
                                                  --------  --------  --------
   Overnight federal funds purchased............  $266,370  $438,490  $187,210
   Term federal funds purchased.................             260,000   225,000
   Eurodollars purchased........................     1,672
   Federal Home Loan Bank borrowings............   149,000
   Securities sold under agreements to
    repurchase..................................   233,830   196,021   215,890
   U.S. Treasury tax and loan notes.............    27,289    46,266    52,286
                                                  --------  --------  --------
     Total short-term borrowings................  $678,161  $940,777  $680,386
                                                  ========  ========  ========
   Average interest rate at year-end............      5.33%     5.88%     3.03%
   Maximum amount outstanding at any month-end..  $958,804  $940,777  $765,169
   Average amount outstanding...................  $646,537  $778,906  $646,187
   Weighted average interest rate...............      5.55%     4.12%     3.01%

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  The securities that serve as collateral for the securities sold under agreements to repurchase are under Dauphin's control.

  The Bank has approved federal funds lines of credit that amounted to approximately $2,338,000,000 at December 31, 1995.

11--LONG-TERM DEBT

  The following is a summary of long-term debt at December 31, 1995 and 1994:

                                                               (IN THOUSANDS)
                                                                1995    1994
                                                               ------- -------
   Dauphin Deposit Corporation
    8.70% Senior Notes due 1996............................... $35,000 $35,000
    9% Convertible Subordinated Debentures due June 1999,
     convertible into common stock at $16.06 per share........   4,955   5,213
    Variable rate mortgage (6 3/8% at December 31, 1995)
     (collateralized by premises).............................     235     270
   Dauphin Deposit Bank and Trust Company
    Advances from The Federal Home Loan Bank of Pittsburgh....          51,000
                                                               ------- -------
                                                                40,190  91,483
   Obligations under capitalized lease........................     409     471
                                                               ------- -------
     Total.................................................... $40,599 $91,954
                                                               ======= =======

  In November 1986, Dauphin issued $35,000,000, 8.70% Senior Notes due 1996 at par. These Senior Notes are not subordinated in right of payment to any other unsecured indebtedness of Dauphin.

  Aggregate long-term debt maturities, for each of the next five years are as follows:

  1996--$35,095,000; 1997--$107,000; 1998--$86,000; 1999--$5,038,000; 2000--
$92,000

  At December 31, 1995, Dauphin and its subsidiaries had unused lines of credit totaling approximately $3,000,000 with a non-affiliated bank.

12--RESTRICTION ON PAYMENT OF DIVIDENDS

  Certain restrictions exist regarding the ability of the subsidiaries to transfer funds to Dauphin in the form of cash dividends. Dauphin and the Bank are required to maintain minimum amounts of capital to total risk weighted assets as defined by the banking regulators. The requirement is to have a minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Bank may not pay dividends to Dauphin, which would allow these risk-based capital ratios to fall below the minimum capital requirements. Under these policies and subject to the restrictions applicable to the Bank, the Bank could declare, without prior regulatory approval, aggregate dividends of $26.0 million, plus net profits for 1996.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

13--INCOME TAXES

  The provision for income taxes, consisting primarily of Federal income taxes, for the years 1995, 1994 and 1993, consists of the following:

                                                           (IN THOUSANDS)
                                                        1995    1994    1993
                                                       ------- ------- -------
   Current taxes...................................... $19,077 $18,768 $22,798
   Deferred taxes (credits)...........................   4,133   3,994    (813)
                                                       ------- ------- -------
     Total............................................ $23,210 $22,762 $21,985
                                                       ======= ======= =======

  A reconciliation between the effective income tax rate and the statutory rate follows:

                                                              (IN THOUSANDS)
                                                             1995  1994   1993
                                                             ----  -----  -----
   Statutory Federal income tax rate........................ 35.0%  35.0%  35.0%
   Tax exempt income........................................ (8.9) (10.5) (10.8)
   Other, net...............................................                 .3
                                                             ----  -----  -----
   Effective income tax rate................................ 26.1%  24.5%  24.5%
                                                             ====  =====  =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995, 1994 and 1993 are as follows:

                                                       (IN THOUSANDS)
                                                    1995      1994     1993
                                                  --------  --------  -------
   Deferred tax assets:
     Gross unrealized losses on investment
      securities................................. $  3,029  $ 26,005  $
     Allowance for loan losses...................   15,322    13,904   13,298
     Deferred loan fees and costs................      123       468    1,409
     Purchase accounting adjustments to loans....                492      975
     Employee benefit programs...................    2,443     1,861    1,180
     Other.......................................      908     1,473    1,691
                                                  --------  --------  -------
       Total gross deferred tax assets...........   21,825    44,203   18,553
                                                  --------  --------  -------
   Deferred tax liabilities:
     Gross unrealized gains on investment
      securities.................................  (10,378)   (3,909)
     Depreciation................................   (3,070)   (3,007)  (3,194)
     Investment securities discount..............     (636)     (376)    (283)
     Lease financing transactions................  (14,610)   (6,338)  (3,074)
     Prepaid pension.............................   (1,126)     (978)    (914)
     Mortgage servicing rights...................   (2,959)   (3,608)    (428)
     Prepaid expenses............................     (894)   (2,118)    (823)
     Other.......................................     (828)     (681)    (575)
                                                  --------  --------  -------
       Total gross deferred tax liabilities......  (34,501)  (21,015)  (9,291)
                                                  --------  --------  -------
       Net deferred tax asset (liability)........ $(12,676) $ 23,188  $ 9,262
                                                  ========  ========  =======

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  Included in the table above is the recognition of certain temporary differences for which no deferred tax expense or benefit was recognized in the consolidated statements of income. Such items include unrealized gains and losses on certain investments in debt and equity securities accounted for under SFAS 115 and book and tax basis differences relating to business combinations accounted for under the purchase method of accounting.

  Management is of the opinion that it is more likely than not that the deferred tax asset of $21,825,000 will be realized since Dauphin has had a long history of earnings and has carryback potential greater than the deferred tax asset. Management is not aware of any evidence that would preclude Dauphin from ultimately realizing this asset.

14--BENEFIT PLANS

  The Bank has a noncontributory defined benefit pension plan covering substantially all employees. The Plan's benefit formulas generally base payments to retired employees upon their length of service and a percentage of qualifying compensation during the final years of employment. Dauphin's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

  The following table sets forth the pension plan's funded status and amounts recognized in Dauphin's consolidated financial statements at December 31, 1995 and 1994:

                                                             (IN THOUSANDS)
                                                              1995     1994
                                                             -------  -------
   Actuarial present value of benefit obligations:
     Vested................................................. $43,235  $35,057
     Non-vested.............................................   1,811    1,312
                                                             -------  -------
       Accumulated benefit obligation.......................  45,046   36,369
   Effects of future compensation levels....................   9,164    7,031
                                                             -------  -------
   Projected benefit obligation.............................  54,210   43,400
   Plan assets at fair value................................  63,532   55,249
                                                             -------  -------
   Excess of plan assets over the projected benefit
    obligation..............................................   9,322   11,849
   Unrecognized net asset being amortized over 15 years.....  (3,664)  (4,412)
   Unrecognized prior service cost..........................     275      372
   Unrecognized gain........................................  (1,620)  (3,784)
                                                             -------  -------
   Prepaid pension cost included in the consolidated
    financial statements.................................... $ 4,313  $ 4,025
                                                             =======  =======

  The assumptions used in determining the actuarial present value of the projected benefit obligation and the expected rate of return on plan assets are as follows:

                                                                     1995  1994
                                                                     ----  ----
   Expected rate of return on plan assets........................... 8.50% 8.00%
   Discount rate.................................................... 7.00  8.00
   Rate of increase in future compensation levels................... 4.50  5.00

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  Net pension expense (credit) for 1995, 1994 and 1993 was comprised of the following:

                                                         (IN THOUSANDS)
                                                      1995     1994     1993
                                                    --------  -------  -------
   Service cost.................................... $  1,568  $ 1,812  $ 1,791
   Interest cost on projected benefit obligation...    3,648    3,312    2,980
   Return on plan assets...........................  (10,989)    (402)  (4,198)
   Net amortization and deferral...................    5,791   (4,623)    (646)
                                                    --------  -------  -------
    Net pension expense (credit)................... $     18  $    99  $   (73)
                                                    ========  =======  =======

  Plan assets are primarily invested in listed stocks (including 107,000 and 100,000 shares of Dauphin at December 31, 1995 and 1994) and U.S. Treasury and federal agency securities.

  Dauphin's postretirement benefits other than pensions are currently not funded. The status of the plan at December 31, 1995 and 1994 is as follows:

                                                            (IN THOUSANDS)
                                                             1995     1994
                                                            -------  -------
   Actuarial present value of accumulated postretirement
    benefit obligation:
     Retirees.............................................. $ 9,975  $11,651
     Fully eligible active plan participants...............     633      635
     Other active plan participants........................   3,991    5,266
                                                            -------  -------
                                                             14,599   17,552
   Unrecognized transition liability being amortized over
    20 years...............................................  (9,042)  (9,607)
   Unrecognized prior service cost.........................    (757)    (739)
   Unrecognized net loss...................................   1,093   (2,514)
                                                            -------  -------
   Accrued postretirement obligation....................... $ 5,893  $ 4,692
                                                            =======  =======

  The assumptions used in determining the actuarial present value of the accumulated postretirement benefit obligation are as follows:

                                                                     1995  1994
                                                                     ----  ----
   Discount rate.................................................... 7.00% 8.00%
   Rate of increase in future compensation levels................... 4.50  5.00

  The cost for postretirement benefits other than pensions for 1995, 1994 and 1993 consisted of the following components:

                                                            (IN THOUSANDS)
                                                          1995    1994   1993
                                                         ------  ------ ------
   Service cost......................................... $  348  $  506 $  359
   Interest cost on accumulated postretirement benefit
    obligation..........................................    989   1,313  1,064
   Amortization of transition obligation................    565     565    565
   Amortization of past service cost....................     65      65
   Net amortization and deferral........................    (89)    174     45
                                                         ------  ------ ------
    Net postretirement benefit cost..................... $1,878  $2,623 $2,033
                                                         ======  ====== ======

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  The assumed postretirement health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 16 1/2% in 1992, the year of adoption, decreasing per year to an ultimate rate of 5 1/2% in 2005 (10% at December 31, 1995) and thereafter over the projected payout period of benefits.

  The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend would increase the accumulated postretirement benefit obligation by $1,760,000 at December 31, 1995 and increase the aggregate of the service and interest cost components by $190,000 for the year ended December 31, 1995.

  Dauphin offers a savings plan for all eligible employees. Under the plan, Dauphin contributes 25% of the participants' contribution which cannot exceed 10% of their salaries. Participants' contributions are at all times fully vested, and Dauphin's contributions become fully vested with two years of service. Contributions to the plan amounted to $581,000, $563,000 and $468,000 during 1995, 1994 and 1993, respectively.

  In 1993, Dauphin adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits". The adoption resulted in an incremental cost of $26,500, $30,000 and $500,000 to salaries and benefits expense in 1995, 1994 and 1993, respectively. This accrual was established to record the liability for benefits to former or inactive employees after employment but before retirement. The balance at December 31, 1995 is $556,500.

15--EMPLOYEE STOCK PURCHASE PLAN, STOCK OPTION PLAN AND STOCKHOLDERS' EQUITY

  Under the employee stock purchase plan, all eligible employees may purchase shares of Dauphin's common stock through payroll deductions (limited to an amount aggregating 10% of annual base pay). The purchase price, established 30 days prior to the offering date, is not less than 85% or more than 100% of the average market price on the offering date or exercise date, whichever is lower. 840,000 shares of common stock have been authorized to be offered under the plan, of which 726,974 shares have been issued. Because of a difference between the plan offering date, and Dauphin's year-end, no shares were under option at December 31, 1995.

  During 1987, the shareholders approved the adoption of the Stock Option Plan of 1986 (the Plan). Under the Plan, Dauphin may grant either qualified or non-qualified stock options to key employees for the purchase of up to 1,193,000 shares of common stock. The exercise price of options granted may not be less than 85% of the fair market value of Dauphin's common stock at the date of grant. Options become exercisable over periods of one to five years and expire ten years from the date of grant.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  Stock option transactions during 1995, 1994 and 1993 are summarized below:

                                                                      PRICE
                                                        SHARES   RANGE PER SHARE
                                                       --------  ---------------
   Balance, December 31, 1992.........................  630,501  $ 9.48--$23.72
     Granted..........................................  152,500  $24.88
     Exercised........................................  (77,605) $ 9.48--$16.57
     Terminated.......................................   (3,000) $24.88
                                                       --------
   Balance, December 31, 1993.........................  702,396  $ 9.48--$24.88
     Granted..........................................  160,500  $25.63
     Exercised........................................  (31,057) $11.36--$24.88
     Terminated.......................................   (2,400) $14.28--$24.88
                                                       --------
   Balance, December 31, 1994.........................  829,439  $ 9.48--$25.63
     Granted..........................................  179,000  $24.00
     Exercised........................................ (109,584) $11.36--$23.72
     Terminated.......................................   (5,000) $25.63
                                                       --------
   Balance, December 31, 1995.........................  893,855  $ 9.48--$25.63
                                                       ========
   Exercisable, December 31, 1995.....................  512,694
                                                       ========

  During 1995, the shareholders approved the adoption of the 1995 Stock Incentive Plan (1995 Plan). Under the 1995 Plan, Dauphin may grant incentive stock options, non-qualified stock options, restricted stock awards, performance share awards and other awards that provide a participant with the right to purchase or otherwise acquire Dauphin common stock or that are valued by reference to the market value of Dauphin common stock. In 1995, Dauphin entered into Performance Share Agreements with certain key employees as permitted under the 1995 Plan. The Performance Share Agreements entitle these employees to a grant of Dauphin common stock after a three year period if specific corporate goals are realized. During 1995, Dauphin recognized $.4 million of expense related to Performance Share Agreements.

  In connection with the adoption of a shareholder rights plan on January 22, 1990, Dauphin declared a dividend distribution of one Common Stock Purchase Right (a Right) for each outstanding share of common stock of Dauphin. The Rights are exercisable only if a person or group of affiliated persons acquires or announces an intention to acquire 18% of the common stock of Dauphin and Dauphin's Board of Directors does not redeem the Rights during the specified redemption period. Initially, each Right, upon becoming exercisable, would entitle the holder to purchase from Dauphin one share of common stock at the specified exercise price which is subject to adjustment (currently $50 per share). Once the Rights become exercisable, if any person or group acquires 18% of the common stock of Dauphin, the holder of a Right, other than the acquiring person or group, will be entitled, among other things, to purchase shares of common stock having a value equal to two times the exercise price of the Right. The Board of Directors is entitled to redeem the Rights for $.001 per Right at any time before expiration of the redemption period. The Board of Directors may, at any time after the Rights become exercisable and prior to the time any person becomes a 50% beneficial owner of Dauphin's shares of common stock, exchange each of the outstanding Rights (except Rights of the acquiring person or group which are voided) for one share of common stock, subject to adjustment. The Rights will expire on January 22, 2000, unless earlier redeemed by Dauphin.

  During 1994, Dauphin announced that the Board of Directors authorized the repurchase of up to 2,000,000 shares of the outstanding stock. In February 1995, an additional 1,500,000 shares were authorized for

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

repurchase. Available investments are being used to fund the share repurchases. Dauphin will use the shares for general corporate purposes, including the Employee Stock Purchase Plan, Stock Option Plans, the Dividend Reinvestment and Stock Purchase Plan, and other appropriate uses. During 1995 and 1994, Dauphin repurchased 630,000 shares for $16.1 million and 1,744,500 shares for $42.4 million, respectively.

16--FINANCIAL INSTRUMENTS

Off-Balance-Sheet Risk and Concentrations of Credit Risk

  In the normal course of business, Dauphin is a party to financial instruments with off-balance-sheet risk which/or meet the financing needs of its customers and which reduces Dauphin's exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, financial guarantees and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

  For commitments to extend credit and standby letters of credit, Dauphin's exposure to credit loss in the event of non-performance by the other party is represented by the contractual amount of those instruments. Dauphin uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Dauphin had the following off-balance-sheet financial instruments at December 31:

                                                            (IN THOUSANDS)
                                                            1995       1994
                                                         ---------- ----------
   Amounts representing credit risk:
     Commitments to extend credit....................... $1,343,251 $1,264,539
     Financial and performance standby letters of
      credit............................................    134,242    122,568
     Commercial and similar letters of credit...........        900        842
     Commitments to purchase securities.................     12,365      4,650
   Notional or contract amounts of off-balance-sheet
    financial instruments not constituting credit risk:
     Forward commitments to sell in the secondary
      market............................................     62,455     33,137
     Forward commitments to sell to permanent
      investors.........................................     31,939     16,197
     Purchased call and put options.....................                 2,500

  Commitments to extend credit, which includes loans and lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Dauphin evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Dauphin upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by Dauphin to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The terms of the letters of

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

credit vary from one month to 24 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Dauphin holds collateral supporting those commitments, as deemed necessary.

  Most of the Bank's business activity is with customers located within the Bank's defined market area, principally Central Pennsylvania. The Eastern Pennsylvania and New Jersey mortgage markets are served by Eastern Mortgage, the Bank's mortgage subsidiary. However, the Bank will grant commercial, residential and consumer loans throughout Pennsylvania. The loan portfolio is well diversified and the Bank does not have any significant concentrations of credit risk. However, since a significant share of the Bank's loans are within the geographic area previously defined, a substantial portion of the Bank's debtors' ability to honor their contracts may be significantly affected by the level of economic activity in this area.

Derivative Financial Instruments

  Dauphin's mortgage subsidiary, Eastern Mortgage, has limited involvement with derivative financial instruments and does not use them for trading purposes. Derivatives are primarily used to manage well-defined interest rate risks.

  Eastern Mortgage is exposed to interest rate risk when it extends a commitment to a borrower for future settlement. As interest rates increase, the valuation of the commitment to Eastern Mortgage declines. As interest rates decrease, a borrower is more likely to abandon the commitment, which could cause a financial loss to Eastern Mortgage if they have committed to sell that loan for future delivery in the secondary market.

  The secondary marketing department at Eastern Mortgage is primarily responsible for mitigating the exposure to interest rate risk through the use of certain hedging techniques. This is accomplished by using a combination of charging non-refundable commitment fees when the borrower elects to lock in their interest rate; selling loans in the secondary market for future delivery on a mandatory basis (via forward and future delivery commitments with third-party investors); and purchasing options.

  Forward commitments are contracts wherein Eastern Mortgage agrees to make delivery of a specified type of loan at a specified future date and price. As loans close and are pooled for delivery, forward commitments are filled and executed, and the primary objective of hedging is achieved. However, in the normal course of business, to the extent that management believes that market conditions may change favorably, or fewer loans are closed than previously anticipated, certain forward commitments may be paired-off. In instances where management paired-off forward commitments on the basis of certain expectations of market conditions, any gains or losses arising from paired-off transactions are deferred on the date of the pair-off, and are recognized as an adjustment to gains (losses) on sale of mortgage loans when the underlying pool of mortgage loans is sold. When forward commitments are paired-off due to a lack of loans to fulfill the commitment, the gain or loss is recognized on the date of the pair-off as an adjustment to gains (losses) on sale of mortgage loans.

  Certain future delivery contracts to third parties stipulate the duration of the commitment and the amount of loans deliverable under the commitment and may require the payment of a fee. Commitment fees are capitalized when paid and expensed as a component of gains (losses) on sale of mortgage loans when the commitment expires or is delivered into.

  Purchased call or put options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller, or "writer," of the option. Eastern Mortgage purchases call options on treasury securities and put options on mortgage backed securities as part of its interest rate risk management strategy. The risk of loss is limited to the price paid for the

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

option. The cost of all such options is expensed as an adjustment to gains (losses) on sale of mortgage loans when the options expire. Any gain realized at the time an option is exercised is deferred, and subsequently recognized when the underlying pool of loans is sold.

  In the ordinary course of business, Eastern Mortgage deliberately exposes a portion of its mortgage loan portfolio (warehouse and pipeline, net of estimated fall-out) to interest rate risk, as volume and market conditions warrant. This exposure represents those loans which have closed or are expected to close which are not hedged at a given point in time. At December 31, 1995, the maximum exposure position authorized by management is $20 million. The secondary marketing department produces a daily exposure report summarizing the exposure position. This report is reviewed and adjustments to the exposure position, to the extent considered necessary by management, are made daily.

Fair Value of Financial Instruments

  Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107) requires disclosure of the fair value of financial instruments. The majority of Dauphin's assets and liabilities are considered financial instruments. Significant assumptions and estimates were used in calculation of fair market values.

  The following methods and assumptions were used to estimate the fair value of each class of Dauphin's financial instruments for which it is practicable to estimate that value:

Cash and short-term investments

  The fair value for cash and short-term instruments is estimated to be book value, due to the short maturity of, and negligible credit concerns within, those instruments.

Investment securities

  The fair value for debt and marketable equity securities is based on quoted market prices, if available. If quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Assets held for sale

  The fair value for mortgage loans held for sale is estimated using the current secondary market rates. For the securities inventory held for sale, the securities are recorded at the current quoted market value.

Loans

  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The residential mortgages and certain consumer loans include prepayment assumptions.

Other financial assets

  The fair value for accrued interest receivable is estimated to be the current book value. The fair value for originated mortgage servicing rights is based on observable market prices and the fair value of excess servicing fees is the estimated present value of the difference between the anticipated future servicing fees and normal servicing fees using discount rates that approximate market rates and management's estimate of future prepayment rates.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

Deposits

  The fair value of deposits with no stated maturity, such as demand deposits, savings accounts, interest bearing demand and money market deposits, is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit, including certain 18 month variable rate certificates of deposit carrying a minimum interest rate of 10% for the 18 month term which are held in certain individual retirement accounts (as discussed herein under Note 19--Litigation), is based on the discounted value of contractual cash flows, using the rates currently offered for deposits of similar remaining maturities.

Short-term borrowings

  The fair value of short-term borrowings is estimated using the current rates for similar terms and maturities.

Long-term debt

  The fair value of long-term debt is estimated using current rates for debt with similar terms and remaining maturities.

Accrued interest payable

  The fair value of accrued interest payable is estimated to be the current book value.

Off-balance-sheet financial instruments

  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms and present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of options is estimated based on quoted market prices.

Limitations

  The fair values estimated are dependent upon subjective assumptions and involve significant uncertainties resulting in estimates that vary with changes in assumptions. Any sales of financial instruments may incur potential tax and other expenses that would not be reflected in the fair values. Any changes in assumptions or estimation methodologies may have a material effect on the estimated fair values disclosed. The reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques. Also, the estimates do not reflect any additional premium or discount that could result from the sale of Dauphin's entire holdings of a particular instrument.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

  At December 31, 1995 and 1994, Dauphin's estimated fair values of financial instruments based on disclosed assumptions are as follows:

                                                (IN THOUSANDS)
                                          1995                   1994
                                  ---------------------- ----------------------
                                   CARRYING      FAIR     CARRYING      FAIR
                                    AMOUNT      VALUE      AMOUNT      VALUE
                                  ----------  ---------- ----------  ----------
Financial assets:
Cash and due from banks.......... $  218,785  $  218,785 $  202,911  $  202,911
Short-term investments...........     11,573      11,573     15,040      15,040
Investment securities............  1,860,869   1,860,869  1,783,803   1,783,803
Assets held for sale.............     87,782      87,782     46,222      46,222
Loans
  Commercial.....................  1,619,257   1,618,610  1,489,879   1,461,530
  Residential mortgages..........    499,724     500,837    622,003     611,984
  Consumer.......................    855,325     858,648    739,682     728,104
  Non-accrual....................      7,031                  9,569
  Allowance for loan losses......    (41,737)               (40,216)
                                  ----------  ---------- ----------  ----------
    Net loans....................  2,939,600   2,978,095  2,820,917   2,801,618
Other financial assets...........     42,973      43,048     37,990      40,935
Financial liabilities:
Deposits
  Non-interest bearing demand....    518,004     518,004    464,919     464,919
  Interest bearing demand and
   savings.......................  1,400,012   1,400,012  1,539,726   1,539,726
  Time deposits..................  2,031,520   2,074,831  1,510,239   1,527,245
                                  ----------  ---------- ----------  ----------
    Total deposits...............  3,949,536   3,992,847  3,514,884   3,531,890
Short-term borrowings............    678,161     678,161    940,777     940,897
Long-term debt...................     40,599      44,459     91,954      94,183
Accrued interest payable.........     25,250      25,250     20,668      20,668

                                     1995                           1994
                         -----------------------------  ----------------------------
                          CONTRACT   CARRYING   FAIR     CONTRACT   CARRYING   FAIR
                           AMOUNT   AMOUNT (1)  VALUE     AMOUNT   AMOUNT (1) VALUE
                         ---------- ---------- -------  ---------- ---------- ------
Off-balance-sheet
 financial instruments:
  Commitments to extend
   credit............... $1,343,251    $643    $   758  $1,264,539    $791    $  854
  Financial and
   performance standby
   letters of credit....    134,242              1,342     122,568             1,226
  Commercial and similar
   letters of credit....        900                  9         842                 8
  Commitments to
   purchase securities..     12,365             12,365       4,650             4,650
  Forward commitments to
   sell in the secondary
   market...............     62,455    (663)      (663)     33,137      68        68
  Forward commitments to
   sell to permanent
   investors............     31,939                         16,197
  Purchased call and put
   options..............                                     2,500      11        11

--------
(1) The amounts shown under "carrying amount" represent accruals or deferred income arising from those unrecognized financial instruments.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

17--CONDENSED FINANCIAL INFORMATION--PARENT COMPANY ONLY

  Dauphin Deposit Corporation (Parent Company Only) Condensed Balance Sheets

                                                             (IN THOUSANDS)
                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1994
                                                            --------  --------
Assets:
  Due from Bank (subsidiary)............................... $     22  $     36
  Investment securities....................................   63,815    37,243
  Investment in subsidiaries
    Banking subsidiary.....................................  502,964   448,582
    Non-banking subsidiaries...............................   22,159    29,185
                                                            --------  --------
      Total investment in subsidiaries.....................  525,123   477,767
  Other assets.............................................    7,379     1,255
                                                            --------  --------
      Total assets......................................... $596,339  $516,301
                                                            ========  ========
Liabilities and Stockholders' Equity:
  Liabilities:
    Accrued expenses and taxes............................. $  9,546  $  9,439
    Long-term debt.........................................   40,190    40,213
                                                            --------  --------
      Total liabilities....................................   49,736    49,652
                                                            --------  --------
  Stockholders' Equity:
    Common stock...........................................  163,208   163,208
    Additional paid-in capital.............................   11,103    11,770
    Retained earnings......................................  421,875   333,040
    Unrealized gain (loss) on securities available-for-
     sale..................................................       49      (155)
                                                            --------  --------
                                                             596,235   507,863
    Less: Treasury stock--at cost..........................  (49,632)  (41,214)
                                                            --------  --------
      Total stockholders' equity...........................  546,603   466,649
                                                            --------  --------
      Total liabilities and stockholders' equity........... $596,339  $516,301
                                                            ========  ========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

Dauphin Deposit Corporation (Parent Company Only) Condensed Statements of
Income

                                                         (IN THOUSANDS)
                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1995      1994     1993
                                                   --------  -------- --------
Revenue
  Dividend income:
    Banking subsidiary............................ $ 66,890  $ 44,130 $ 28,347
    Non-banking subsidiaries......................    3,450
  Interest on investment securities...............    1,409     2,155    2,841
  Interest on time deposits with Bank.............      691       191       89
  Gains on sales of investment securities.........        5       345        2
                                                   --------  -------- --------
      Total revenue...............................   72,445    46,821   31,279
                                                   --------  -------- --------
Expenses
  Interest on long-term debt......................    3,501     3,516    3,555
  Other expenses..................................    1,169       783    1,242
                                                   --------  -------- --------
      Total expenses..............................    4,670     4,299    4,797
                                                   --------  -------- --------
Income before income taxes and equity in
 undistributed net income of subsidiaries.........   67,775    42,522   26,482
Income tax benefit................................      873       602      618
                                                   --------  -------- --------
Income before equity in undistributed net income
 (loss) of subsidiaries...........................   68,648    43,124   27,100
Equity in undistributed net income (loss):
  Banking subsidiary..............................      276    25,389   39,351
  Non-banking subsidiaries........................   (3,359)    1,526    1,466
                                                   --------  -------- --------
      Net income.................................. $ 65,565  $ 70,039 $ 67,917
                                                   ========  ======== ========

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1995, 1994 AND 1993

Dauphin Deposit Corporation (Parent Company Only) Condensed Statements of Cash Flows

                                                        (IN THOUSANDS)
                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
Operating activities
  Net income..................................... $ 65,565  $ 70,039  $ 67,917
  Adjustments
    Equity in undistributed net (income) loss of
     subsidiaries................................    3,083   (26,915)  (40,817)
    Other, net...................................   (2,112)    4,736    (1,602)
                                                  --------  --------  --------
  Net cash provided by operating activities......   66,536    47,860    25,498
                                                  --------  --------  --------
Investing activities
  Proceeds from investment securities............   37,477    43,484    11,955
  Purchase of investment securities..............  (63,469)  (24,488)  (14,627)
  Sale of subsidiary.............................                797
                                                  --------  --------  --------
      Net cash provided (used) by investing
       activities................................  (25,992)   19,793    (2,672)
                                                  --------  --------  --------
Financing activities
  Issuance of treasury stock.....................    6,341     3,713     1,968
  Repurchase of treasury stock...................  (16,063)  (42,413)
  Cash dividends paid............................  (30,836)  (29,024)  (25,406)
                                                  --------  --------  --------
      Net cash used by financing activities......  (40,558)  (67,724)  (23,438)
                                                  --------  --------  --------
      Decrease in cash and cash equivalents......      (14)      (71)     (612)
Cash and cash equivalents at beginning of year...       36       107       719
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $     22  $     36  $    107
                                                  ========  ========  ========
Schedule of non-cash investing and financing
 activities:
  Conversion of convertible subordinated
   debentures.................................... $    258  $    432  $    335
  Net assets of subsidiaries merged..............    2,799

  Dauphin Deposit Corporation merged three subsidiaries (FARMCO Realty, Inc., Financial Realty, Inc. and Farmers Mortgage Corporation) with and into itself in 1995. The 1995 balance sheet reflects the assets held by the subsidiaries, primarily premises that are leased to the Bank. Previous periods presented have not been restated.

                  DAUPHIN DEPOSIT CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                        DECEMBER 31, 1995, 1994 AND 1993

18--CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                      1995                            1994
                         ------------------------------- -------------------------------
                         FOURTH   THIRD  SECOND   FIRST  FOURTH   THIRD  SECOND   FIRST
                         QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER
                         ------- ------- ------- ------- ------- ------- ------- -------
Interest income......... $92,098 $90,272 $90,662 $90,612 $87,789 $83,608 $81,215 $78,495
Interest expense........  47,302  46,558  47,719  46,352  42,573  39,077  36,436  34,555
                         ------- ------- ------- ------- ------- ------- ------- -------
Net interest income.....  44,796  43,714  42,943  44,260  45,216  44,531  44,779  43,940
Provision for loan
 losses.................   1,246   1,246   1,246   1,870   1,870   1,870   1,870   1,884
Non-interest income.....  19,966  18,234  18,426  15,163  16,998  16,569  13,706  13,674
Non-interest expense....  39,628  37,566  38,427  37,498  37,969  36,336  32,807  32,006
                         ------- ------- ------- ------- ------- ------- ------- -------
Income before income
 taxes..................  23,888  23,136  21,696  20,055  22,375  22,894  23,808  23,724
Provision for income
 taxes..................   6,494   6,261   5,619   4,836   5,542   5,556   5,841   5,823
                         ------- ------- ------- ------- ------- ------- ------- -------
Net income.............. $17,394 $16,875 $16,077 $15,219 $16,833 $17,338 $17,967 $17,901
                         ======= ======= ======= ======= ======= ======= ======= =======
Net income per share.... $   .56 $   .55 $   .52 $   .49 $   .53 $   .54 $   .56 $   .55
                         ======= ======= ======= ======= ======= ======= ======= =======

19--LITIGATION

  Various legal actions or proceedings are pending involving Dauphin or its subsidiaries. Management believes that the aggregate liability or loss, if any, will not be material to Dauphin's financial condition or results of operation. Included among outstanding litigation is a class action law suit instituted by Dauphin seeking a declaratory judgement from the Court specifically permitting Dauphin to discontinue offering an 18 month variable rate investment product carrying a minimum interest rate of 10% for the 18 month term held in certain individual retirement accounts (IRA) and/or to charge an annual maintenance fee and fee on rollovers or transfers into the investment product. Dauphin's rights to terminate the variable rate interest product and to charge a service fee are in dispute and are being challenged by the holders of the IRA accounts in question. Management intends to vigorously assert its right to terminate the 18 month variable rate investment product in accordance with its terms. Pending the outcome of the litigation, Dauphin has continued to date to pay a 10% interest rate with regard to the product. Counsel expects the case to go to trial in the second quarter of 1996 and for a decision to be rendered by the Court promptly thereafter.

                [LETTERHEAD OF KPMG PEAT MARWICK APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Dauphin Deposit Corporation

  We have audited the accompanying consolidated balance sheets of Dauphin Deposit Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dauphin Deposit Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights an amendment of FASB Statement No. 65" on January 1, 1995.

                                          /s/ KPMG Peat Marwick LLP

January 26, 1996